Exhibit (c)(2)

Guggenheim Securities and Goldman Sachs Project Grand Central: Potential Simplification Transaction Alternatives November 24, 2018 Confidential

Important Information about this Presentation and Guggenheim Securities This confidential presentation, any supplemental information and documents provided in connection herewith and any attendant oral commentary (collectively, this “Presentation”) have been prepared by investment banking and capital markets personnel of Guggenheim Securities, LLC (“Guggenheim Securities” ) and are intended solely for use by the Guggenheim Securities investment banking client to whom it is addressed and delivered (including such client’s subsidiaries, the “Company”) in connection with the Company’s preliminary consideration of the potential transaction or transactions described herein. This Presentation should not be use d or relied upon for any other purpose or in connection with any other matter. This Presentation is for discussion purposes only and is incomplete without reference to, and should b e viewed solely in conjunction with, the attendant oral commentary provided by Guggenheim Securities. This Presentation does not constitute (i) an offer or solicitation of an offer to purchase or sell any security or other financial instrument and is not intended to provide a basis for any business or investment decision; (ii) a commitment to enter into an y transaction or contractual relationship or to provide any broker-dealer, financial advisory or investment banking services, or an agreement to provide such a commitment; or (iii) a r ecommendation with respect to any proposed transaction. Without limitation of the foregoing, this Presentation does not address the relative merits of any proposed tra nsaction compared to any alternative business or financial strategies that might exist for the Company or the effects of any other transaction in which the Company might enga ge. Sources for the information contained herein are believed to be reliable, but no representation or warranty is made regarding the accuracy or completeness of any information contained herein or otherwise. Unless otherwise indicated herein, this Presentation has been prepared and submitted as of th e date on the cover of this Presentation, reflects Information made available to Guggenheim Securities as of or prior to such date and is based on economic, capital markets and other conditions as of such date. Guggenheim Securities assumes no obligation or liability (express or implied) for updating or otherwise revising this Presentation. This Presentation is confidential and proprietary and, without the prior written consent of Guggenheim Securities, may not be reproduced, disseminated, quoted from or referred to, in whole or in part, at any time, in any manner or for any purpose. Notwithstanding anything herein to the contrary, the Com pany and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treat ment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are pro vided to the Company by Guggenheim Securities relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or stat e income tax strategy. Guggenheim Securities does not provide legal, regulatory, tax, accounting, investment, actuarial or other such advice. The Company should consult with and rely solely on its own legal and regulatory counsel, tax advisors, accountants, investment advisors, actuaries and similar expert advisors with respect to all such matters and make a n independent analysis and decision regarding any proposed transaction. Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for the ir own accounts and the accounts of their customers, including asset and investment management, insurance services, investment banking, corporate finance, mergers and acquisition s, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activitie s, Guggenheim Securities, its affiliates and related entities and their respective directors, officers, employees and other representatives may, directly or indirectly, hold long or short positions, trade or otherwise conduct such activities in or with respect to debt or equity securities, bank debt and derivative products of or relating to the Company, its competitors and potential counterparties and other participants in any proposed transaction. At any given time, Guggenheim Securities may be engaged by one or more entities th at may be competitors with, or otherwise adverse to, the Company. As a result, Guggenheim Securities may from time to time be involved in one or more capacities that, direct ly or indirectly, may be or be perceived as being adverse to the Company’s interests in the context of a potential transaction or otherwise. Guggenheim Securities may, in the course of other client relationships, have or in the future acquire or come into possession of information material to the Company’s interests in the context of a potential trans action or otherwise which, by virtue of such other client relationships, Guggenheim Securities is not or will not be at liberty to disclose. Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research department and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to the Company, other participants in any transaction and any transaction that differ from the views of Guggenheim Securities’ investment banking and capital markets personnel. Among other things, Guggenheim Securities’ policies prohibit Guggenheim Securities’ employees from offering research coverage, a favorable research rating or a specific price target or offering to change a research rating or price target as consideration for or an inducement to obtain investment banking business or other compensation. Copyright © 2018 by Guggenheim Securities, LLC.

Important Information about this Presentation and Goldman Sachs These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and a ssistance of the Board of Directors (the “Board”) and senior management of Equitrans Midstream Corporation (the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or c irculated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldm an Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Infor mation to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all mat erials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing a ny limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, researc h, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any t ransaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtaine d by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for in dependent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contai ned in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Go ldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on beha lf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable tha n suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or th e relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, t he date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, develop ments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation t o the Board, to any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand .

Executive Summary  Today, we will review the following simplification alternatives:  A) EQGP Minority Buyout via wallcrossing of Investors followed by tender offer and/or limited call right  EQM IDR Buy-in for EQM units as second step  Wallcrossing de-risks tender offer execution and may achieve >95% ownership needed to invoke the limited call right   Most time-efficient alternative ~6 weeks Allows for use of leverage to achieve greater ETRN ownership of the MLP and provides greater visibility in the negotiation of IDR value  However, it introduces leverage at ETRN and is subject to a 13e-3 process  If wallcrossing does not provide enough comfort, pivot to merger  B1) Merger with EQM as the acquiror  3-6 months  Allows for greater ETRN ownership of the MLP than B2 below  Requires unitholder vote, but 91% ownership of EQGP by ETRN assures approval  B2) Merger with EQGP as acquiror   3-6 months Requires unitholder vote, with only 31% owned by ETRN (1)  We concur with Management’s recommendation to proceed with path A, and be ready to pivot to the B1 merger path if response to wallcrossing is not sufficient to take EQGP private _ (1) Reflects ETRN plus EQGP ownership in EQM. 1

Agenda 1 Market Context and Relative Trading 2 Comparison of Transaction Alternatives 3 Pricing Considerations 4 Post-Transaction Simplification Considerations 5 Tactical Considerations 2

EQGP / EQM Exchange Ratio Over Time 1 0.475 x 60% 0.450 x 55% 0.425 x 0.400 x 50% 0.375 x 0.350 x 45% 0.330 x 0.325 x 0.300 x 40% 39% 0.275 x 0.250 x 35 % May-15 Nov-15 May-16 Nov-16 May-17 Nov-17 May-18 Nov-18 _ Source: Factset (11/23/18). (1) GP / IDRs value calculated as the market capitalization of EQGP less the value of EQM LP units owned by EQGP. Total Midstream Value calculated as the sum of EQM’s market cap. and the value of the GP / IDRs. 3 More Favorable for EQM More Favorable for EQGP EQGP / EQM Exchange Ratio Implied GP / IDRs % of Total Midstream Value (1) EQGP / EQM Exchange RatioGP / IDRs % of Total Midstream Value(1)

2 Key Considerations of the Transaction Alternatives

	EQGP Minority Buyout	Merger	
	Wallcrossing Plus Tender Offer and/or Limited Call Right	EQM Acquires EQGP	EQGP Acquires EQM
Execution Risk	Moderate	Moderate	Moderate
Conflicts Committees at both EQGP & EQM	✓ (may not be required at EQGP)	✓	✓
Conflicts Committee Process Complexity	Low	Moderate	Moderate
Pro Forma EQM Ownership by ETRN at Illustrative 0%-20% premia [(1)]	58-61%	54-57%	54-50%
HoldCo Leverage at ETRN [(2)]	<1.5x LQA EBITDA	--	--
Timing (if successful)	~6 weeks [(3)]	~3-6 Months	~3-6 Months
Timing (if wallcross or tender offer unsuccessful)	~3-6 Months	--	--
13E-3 Transaction	✓	--	--

Financial parity among all scenarios assuming equivalent leverage and no premium in merger [(1) (2)]

Source: Based on projections for ETRN, EQGP provided by ETRN management ("ETRN Management Projections")
(1) Based on ETRN, EQM, and EQGP market prices as of 11/23/18. Assumes status quo EQM unit count of ~120.5mm and status quo EQGP unit count ~302.5mm. EQGP minority buyout scenario assume 20% illustrative premium for EQGP units held by the public and IDR buy-in at values equivalent to 0%-20% illustrative premia for EQGP. Merger alternatives assume Illustrative 0%-20% premia paid to target unitholders.
(2) Based on ETRN Management Projections. LQA defined as last quarter annualized.
(3) Includes IDR buy-in by EQM as second step.

4

GUGGENHEIM Goldman Sachs

Precedent Minority Buyouts 3 1 100.8% 40.6% 29.1% 20.1% 20.1% World Point Terminal LP OCI Partners LP PennTex Midstream Partners Initial Premium Final Premium Low Median High Initial Premium Final Premium _ Source: Thomson Reuters Note: Initial premium calculated using initial offer price vs. target stock price one day prior to announcement. Final premium calculated using final offer price vs. target stock price one day prior to announcement. World Point, OCI and PennTex tender offers announced June 2, 2017, June 4, 2018 and May 18, 2017 respectively. (1) Includes all-cash minority squeezeouts structured as tender offers for U.S. targets over the last 10 years. 5 15.0% 10.0% 6.3% 3.3% 21.8% (0.1%) (0.1%) Median # of Bumps All Cash Tenders for U.S. Partnerships All Cash U.S. Tenders(1)

Illustrative EQGP Purchase Price Analysis 3 ($mm, except per unit amounts) 11/23/18 10-day VWAP 30-day VWAP NA (2.6%) (5.0%) 12.5% 9.6% 6.8% 18.8% 15.7% 12.8% 25.0% 21.7% 18.7% 31.3% 27.8% 24.6% 37.5% 33.9% 30.6% Aggregate Purchase Price of EQGP Units ($mm) $423 $476 $503 $529 $555 $582 Implied IDR Value ($mm)(1) $3,779 $4,384 $4,687 $4,989 $5,292 $5,594 Implied 2019E IDR Multiple 11.5x 13.3x 14.2x 15.2x 16.1x 17.0x _ Source: ETRN Management Projections, Factset (11/23/18). (1) Assumes EQM units held by EQGP at current market value as of 11/23/18. (2) Reflects millions of EQM units. 6 Illustrative Consideration Received in IDR Buy-in(2) 77.9 90.3 96.6 102.8 109.0 115.3 Implied ETRN Ownership of EQM 58.0% 60.5% 61.7% 62.7% 63.7% 64.7% Illustrative Value Summary: Data: $16.00 16.43 16.85 Implied Premium to: Illustrative EQGP Unit Price $16.00 $18.00 $19.00 $20.00 $21.00 $22.00 Implied EQGP Premium 0.0% 12.5% 18.8% 25.0% 31.3% 37.5%

4 Preliminary Selected Affiliate IDR Transactions

Since 2015

A	B	C	D	E	F	G	H	I	J
				Implied GP (1) Value / GP/IDR EBITDA		Underlying MLP Metrics			
Date	Acquiror	Target / Seller	Transaction Value	FY1	FY2	Split Level	FY1 Coverage	FY - FY2 LP Dist / Unit CAGR	FY - FY2 IDR CAGR
10/9/18	Antero Midstream GP LP	AMGP Series B (Interest in IDRs)	$297	24.8x	15.8x	50%	1.3x	28.1%	56.5%
4/26/18	EQT GP Holdings LP	Rice Midstream Partners (IDRs)	937	18.4x	12.5x	50%	1.5x	16.6%	66.0%
2/8/18	NuStar Energy L.P.	NuStar GP Holdings, LLC	781	7.7x (2)	7.2x	25%	0.9x	0.0%	9.8%
1/22/18	Spectra Energy Partners, LP	Enbridge Inc.	7,347	14.0x	12.2x	50%	1.3x	6.8%	16.9%
12/15/17	MPLX LP	Marathon Petroleum Corp.	10,434	18.2x	15.9x	50%	1.3x	8.5%	21.6%
10/19/17	Holly Energy Partners, LP	HollyFrontier Corporation	1,250	14.9x	14.1x	50%	1.1x	3.8%	8.1%
8/14/17	Andeavor Logistics LP	Andeavor	3,768	16.4x	11.8x	50%	1.1x	7.7%	34.7%
1/9/17	Williams Partners	Williams Companies	11,358	10.8x	10.7x	50%	1.0x	0.0%	4.4%
7/11/16	Plains All American Pipeline LP	Plains GP Holdings	7,300	11.7x	11.4x	50%	0.9x	0.0%	1.6%
7/15/15	Energy Transfer Equity, L.P.	Sunoco LP	1,021 (3)	20.8x	12.5x	50%	1.4x	8.0%	132.3%
		Mean	**$4,521**	**15.6x**	**12.5x**	**N/A**	**1.2x**	**8.9%**	**27.3%**
		Median	**2,509**	**15.7x**	**12.4x**	**N/A**	**1.2x**	**7.2%**	**19.2%**
		EQGP (at Market)	**$3,779**	**11.5x**	**10.1x**	**50%**	**1.0x**	**8.0%**	**13.2%**
		EQGP (at $18.00)	**4,384**	**13.3x**	**11.7x**	**50%**	**1.0x**	**8.0%**	**13.2%**
		EQGP (at $19.00)	**4,687**	**14.2x**	**12.6x**	**50%**	**1.0x**	**8.0%**	**13.2%**
		EQGP (at $20.00)	**4,989**	**15.2x**	**13.4x**	**50%**	**1.0x**	**8.0%**	**13.2%**
		EQGP (at $21.00)	**5,292**	**16.1x**	**14.2x**	**50%**	**1.0x**	**8.0%**	**13.2%**
		EQGP (at $22.00)	**5,594**	**17.0x**	**15.0x**	**50%**	**1.0x**	**8.0%**	**13.2%**

Source: Company filings, Factset, IHS, and Wall Street research.
Note: EQGP FY equal to 2018.
(1) Implied GP value calculated as transaction value less market value of LP units, subordinated units and other assets held by the entity being acquired.
(2) Using research estimates post distribution cut ($0.65 / unit per quarter) gives a FY1 multiple of 63.2x.
(3) IDR subsidy discounted to present at an illustrative 10% discount rate.

7

GUGGENHEIM Goldman Sachs

Illustrative Timeline for Wall Crossing 5 1 8 15 2 9 16 23 3 10 17 24 November 24th  Board meeting 4 11 18 25 5 12 6 13 7 14 November 26th (am)  Reach out to investors’ gatekeepers November 26th (pm) / 27th 1 8 15 22 29  Hear back from gatekeepers; if yes, deliver scripted message and share information 2 9 16 23 30 3 10 17 24 31 4 11 18 5 12 19 26 6 13 20 27 7 14 21 28  Substantive discussions with investors start - Initial conversations around IDR buy-in November 28th 1 2 9 16 23 30 3 10 17 24 31 4 11 18 25 5 12 19 26  If discussions are successful: 6 13 20 27 7 14 21 28 8 15 22 29 - - - - Enter into unit purchase agreements or support agreements with investors Launch (i) Limited Call Right process (if >95%) or (ii) Tender Offer with support agreements File Schedule 13D/A promptly (no later than market open on December 3) File Schedule 13E-3 upon (i) launch of Tender Offer or (ii) execution of definitive agreements leading to a take-private transaction (e.g., unit purchase agreements or support agreements with investors or merger agreement with MLP) Week of December 3rd U.S. bank holiday Gatekeeper discussions Substantive discussions start Negotiations with investors  If discussions are not successful: - Start merger discussions with the MLP’s Conflicts Committees  Cleansing event for investors 8 January 2019 SMTWTFS 25 December 2018 SMTWTFS 192021 22 2627 28 2930 November 2018 SMTWTFS Wall Cross

5 Unitholder Overview and Comparison (EQM and EQGP)

	A	B	C	D	E
EQM	Institutional Holder	% of Total Units O/S	Market Value in EQM ($mm)	Market Value in EGQP ($mm)	Market Value in ETRN ($mm)
1.	Tortoise Capital Advisors LLC	12.5%	$729	$9	$12
2.	ALPS Advisors, Inc.	6.1%	355	1	0
3.	Goldman Sachs Asset Management LP	4.6%	268	56	6
4.	OppenheimerFunds, Inc.	4.2%	245	0	3
5.	Neuberger Berman Investment Advisers LLC	4.1%	237	124	41
6.	OFI Steelpath, Inc.	3.9%	227	0	0
7.	UBS Securities LLC	1.9%	109	11	21
8.	Massachusetts Financial Services Co.	1.8%	103	5	31
9.	Brookfield Investment Management, Inc.	1.7%	102	0	0
10.	Energy Income Partners LLC	1.7%	100	0	37
11.	Salient Capital Advisors LLC	1.7%	98	0	0
12.	Goldman Sachs & Co. LLC (Private Banking)	1.5%	90	2	49
13.	Kayne Anderson Capital Advisors LP	1.5%	87	23	0
14.	Infrastructure Capital Advisors LLC	1.3%	77	3	0
15.	Harvest Fund Advisors LLC	1.3%	74	0	0

EQGP	Institutional Holder	% of Total Units O/S	Market Value in EQGP ($mm)	Market Value in EQM ($mm)	Market Value in ETRN ($mm)
1.	Neuberger Berman Investment Advisers LLC	2.6%	$124	$237	$41
2.	Goldman Sachs Asset Management LP	1.1%	56	268	$6
3.	Chickasaw Capital Management LLC	1.1%	52	46	$0
4.	Kayne Anderson Capital Advisors LP	0.5%	23	87	$0
5.	Cushing Asset Management LP	0.5%	23	54	$1
6.	Zimmer Partners LP	0.3%	16	45	$0
7.	Neuberger Berman BD LLC	0.3%	14	57	$0
8.	UBS Securities LLC	0.2%	11	109	$21
9.	Advisory Research, Inc.	0.2%	10	15	$16
10.	Tortoise Capital Advisors LLC	0.2%	9	729	$12
11.	Barclays Bank Plc (Private Banking)	0.2%	9	59	$11
12.	Duff & Phelps Investment Management Co.	0.1%	7	9	$0
13.	Fidelity Management & Research Co.	0.1%	6	4	$24
14.	Credit Suisse Securities (USA) LLC (Broker)	0.1%	5	20	$12
15.	ING Bank NV (Investment Management)	0.1%	5	0	$0

No overlap | Unitholder Overlap | Top 15 Holder of EQM and EQGP

Source: FactSet as of 11/23/18.

9

GUGGENHEIM Goldman Sachs